Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:

Jack McGinnis
+1.414.906.7977
jack.mcginnis@manpowergroup.com

ManpowerGroup Reports 1st Quarter 2021 Results

•	7% revenue increase in the quarter (1% increase on a constant currency basis)
•

All three of our brands experienced sequential quarterly improvement in year-over-year revenues, led by Manpower and Talent Solutions both with growth in the quarter and Experis with ongoing improvement in the revenue trend

•	Operating profit of $98 million in the quarter, a reported increase of 161% year-over-year (8% increase in constant currency excluding restructuring charges in the prior year)
•	$100 million of common stock repurchased during the quarter
•	Accounts receivable collection trend improving further, ended the quarter with almost four days of DSO improvement year-over-year

MILWAUKEE, April 20, 2021 -- ManpowerGroup (NYSE: MAN) today reported net earnings of $1.11 per diluted share for the three months ended March 31, 2021 compared to $0.03 per diluted share in the prior year period.  Net earnings in the quarter were $62.0 million compared to $1.7 million a year earlier.  Revenues for the first quarter were $4.9 billion, a 7% increase from the prior year period.

Financial results in the quarter were also impacted by the weaker U.S. dollar relative to foreign currencies compared to the prior year period. Earnings per share in the quarter were positively impacted by 6 cents due to changes in foreign currencies compared to the prior year.  On a constant currency basis, revenues increased 1% compared to the prior year period. Excluding the prior year impacts of restructuring costs and a pension settlement charge, on a constant currency basis, net earnings per diluted share increased 28% during the quarter.

Days Sales Outstanding improved by 3.7 days year over year reflecting our continued focus on collections and working capital efficiency.

Jonas Prising, ManpowerGroup Chairman & CEO, said, “Our first quarter results reflect a continuation of the global recovery coupled with a strong execution of our strategic initiatives.  Despite increased restrictions in many key markets, we saw improving momentum for all of our brands. The combination of technology investments and our people-first approach is allowing us to confidently manage global uncertainty, deliver locally and collaborate remotely.

We are pleased with the progress made during the first quarter of 2021 and remain confident that our Diversification, Digitization and Innovation initiatives are positioning ManpowerGroup for greater profitable growth in the future.

We anticipate diluted earnings per share in the second quarter will be between $1.36 and $1.44, which includes an estimated favorable currency impact of 10 cents.”

In conjunction with its first quarter earnings release, ManpowerGroup will broadcast its conference call live over the Internet on April 20, 2021 at 7:30 a.m. CST (8:30 a.m. EST). Prepared remarks for the conference call are included within the Investor Relations section of our website at manpowergroup.com. Interested parties are invited to listen to the webcast and view the presentation by logging on to http://investor.manpowergroup.com/ in the section titled “Investor Relations.”

Supplemental financial information referenced in the conference call can be found at http://investor.manpowergroup.com/.

About ManpowerGroup

ManpowerGroup® (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing and managing the talent that enables them to win. We develop innovative solutions for hundreds of thousands of organizations every year, providing them with skilled talent while finding meaningful, sustainable employment for millions of people across a wide range of industries and skills. Our expert family of brands – Manpower, Experis and Talent Solutions – creates substantially more value for candidates and clients across more than 75 countries and territories and has done so for over 70 years. We are recognized consistently for our diversity - as a best place to work for Women, Inclusion, Equality and Disability and in 2021 ManpowerGroup was named one of the World's Most Ethical Companies for the 12th year - all confirming our position as the brand of choice for in-demand talent.

Forward-Looking Statements

This news release contains statements, including statements regarding economic uncertainty, the global recovery, financial outlook, the Company’s strategic initiatives and technology investments and its positioning for future growth, as well as the potential impacts of the COVID-19 pandemic and the Company’s efforts to respond to such impacts, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results.  The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements due to numerous factors.  These factors include those found in the Company’s reports filed with the SEC, including the information under the heading “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2020, which information is incorporated herein by reference.

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ManpowerGroup

Results of Operations

(In millions, except per share data)

	Three Months Ended March 31
			% Variance
			Amount	Constant
	2021	2020	Reported	Currency
	(Unaudited)
Revenues from services (a)	$4,924.4	$4,619.1	6.6%	0.6%
Cost of services	4,156.3	3,895.1	6.7%	0.6%
Gross profit	768.1	724.0	6.1%	0.5%
Selling and administrative expenses	669.7	686.3	-2.4%	-7.5%
Operating profit	98.4	37.7	160.9%	145.7%
Interest and other expenses, net	5.4	20.5	-73.6%
Earnings before income taxes	93.0	17.2	439.2%	409.7%
Provision for income taxes	31.0	15.5	99.3%
Net earnings	$62.0	$1.7	3562.0%	3361.0%
Net earnings per share - basic	$1.12	$0.03	3633.3%
Net earnings per share - diluted	$1.11	$0.03	3600.0%	3400.0%
Weighted average shares - basic	55.1	58.7	-6.1%
Weighted average shares - diluted	55.7	59.0	-5.7%

(a)

Revenues from services include fees received from our franchise offices of $3.6 million and $3.3 million for the three months ended March 31, 2021 and 2020, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $249.1 million and $82.3 million for the three months ended March 31, 2021 and 2020, respectively.

ManpowerGroup

Operating Unit Results

(In millions)

	Three Months Ended March 31
			% Variance
			Amount	Constant
	2021	2020	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$608.8	$610.9	-0.3%	-0.3%
Other Americas	394.1	400.1	-1.5%	3.3%
	1,002.9	1,011.0	-0.8%	1.1%
Southern Europe:
France	1,188.9	1,093.8	8.7%	-0.5%
Italy	402.8	327.7	22.9%	12.5%
Other Southern Europe	568.6	523.2	8.7%	0.8%
	2,160.3	1,944.7	11.1%	2.0%
Northern Europe	1,133.8	1,068.5	6.1%	-2.3%
APME	627.4	594.9	5.5%	0.3%
	$4,924.4	$4,619.1	6.6%	0.6%
Operating Unit Profit:
Americas:
United States	$29.2	$2.3	1164.4%	1164.4%
Other Americas	14.9	14.3	4.1%	8.8%
	44.1	16.6	165.9%	169.9%
Southern Europe:
France	42.6	38.0	12.2%	3.0%
Italy	19.4	14.2	37.2%	25.7%
Other Southern Europe	11.4	0.8	1184.5%	1094.6%
	73.4	53.0	38.5%	27.3%
Northern Europe	4.8	(14.1)	N/A	N/A
APME	18.8	16.9	10.7%	7.7%
	141.1	72.4
Corporate expenses	(37.2)	(27.8)
Intangible asset amortization expense	(5.5)	(6.9)
Operating profit	98.4	37.7	160.9%	145.7%
Interest and other expenses, net (b)	(5.4)	(20.5)
Earnings before income taxes	$93.0	$17.2

(a)

In the United States, revenues from services include fees received from our franchise offices of $3.1 million and $3.0 million for the three months ended March 31, 2021 and 2020, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $117.5 million and $76.5 million for the three months ended March 31, 2021 and 2020, respectively.

(b)	The components of interest and other expenses, net were:
	2021	2020
Interest expense	$10.2	$11.1
Interest income	(3.1)	(3.7)
Foreign exchange loss	2.5	3.1
Miscellaneous (income) expense, net	(4.2)	10.0
	$5.4	$20.5

ManpowerGroup

Consolidated Balance Sheets

(In millions)

	Mar. 31	Dec.31
	2021	2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,522.7	$1,567.1
Accounts receivable, net	4,888.8	4,912.4
Prepaid expenses and other assets	199.1	186.9
Total current assets	6,610.6	6,666.4
Other assets:
Goodwill	1,215.0	1,225.8
Intangible assets, net	240.4	248.6
Operating lease right-of-use asset	378.2	400.7
Other assets	659.9	651.6
Total other assets	2,493.5	2,526.7
Property and equipment:
Land, buildings, leasehold improvements and equipment	599.0	614.7
Less: accumulated depreciation and amortization	472.4	479.6
Net property and equipment	126.6	135.1
Total assets	$9,230.7	$9,328.2
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,723.4	$2,527.4
Employee compensation payable	205.7	231.8
Accrued liabilities	590.6	602.1
Accrued payroll taxes and insurance	678.2	752.0
Value added taxes payable	513.6	551.1
Short-term borrowings and current maturities of long-term debt	25.1	20.4
Total current liabilities	4,736.6	4,684.8
Other liabilities:
Long-term debt	1,057.5	1,103.5
Long-term operating lease liability	285.3	305.1
Other long-term liabilities	773.9	781.2
Total other liabilities	2,116.7	2,189.8
Shareholders' equity:
ManpowerGroup shareholders' equity
Common stock	1.2	1.2
Capital in excess of par value	3,411.0	3,402.5
Retained earnings	3,450.8	3,388.8
Accumulated other comprehensive loss	(437.8)	(397.3)
Treasury stock, at cost	(4,058.9)	(3,954.2)
Total ManpowerGroup shareholders' equity	2,366.3	2,441.0
Noncontrolling interests	11.1	12.6
Total shareholders' equity	2,377.4	2,453.6
Total liabilities and shareholders' equity	$9,230.7	$9,328.2

ManpowerGroup

Consolidated Statements of Cash Flows

(In millions)

	Three Months Ended
	March 31
	2021	2020
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$62.0	$1.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	17.9	18.6
Non-cash operating lease right-of-use assets impairment	—	8.2
Deferred income taxes	(10.6)	(5.0)
Provision for doubtful accounts	5.2	5.2
Share-based compensation	7.5	4.6
Changes in operating assets and liabilities, excluding the impact of acquisitions:
Accounts receivable	(90.5)	378.3
Other assets	(29.8)	—
Other liabilities	179.2	(230.6)
Cash provided by operating activities	140.9	181.0
Cash Flows from Investing Activities:
Capital expenditures	(12.7)	(9.1)
Acquisitions of businesses, net of cash acquired	(7.1)	—
Proceeds from investments, property and equipment	0.7	0.8
Cash used in investing activities	(19.1)	(8.3)
Cash Flows from Financing Activities:
Net change in short-term borrowings	4.9	(9.6)
Proceeds from long-term debt	0.1	0.3
Repayments of long-term debt	(2.2)	(0.1)
Payments of contingent consideration for acquisitions	(5.8)	—
Proceeds from share-based awards	1.7	10.0
Other share-based award transactions	(4.6)	(6.5)
Repurchases of common stock	(100.1)	(63.8)
Cash used in financing activities	(106.0)	(69.7)
Effect of exchange rate changes on cash	(60.2)	(29.3)
Change in cash and cash equivalents	(44.4)	73.7
Cash and cash equivalents, beginning of period	1,567.1	1,025.8
Cash and cash equivalents, end of period	$1,522.7	$1,099.5